Exhibit 10.54
December 11, 2007
ON MOTION, it was RESOLVED:
(1)	That the measures to be used to determine performance results for establishing the maximum amount to be available for payment of awards under the MetLife Annual Variable Incentive Plan (“AVIP”) for 2008 are approved substantially in form described in the memorandum attached as Appendix A to these resolutions;

(2)	That the Chief Executive Officer of the Company (“CEO”) shall be eligible for an AVIP award for 2007 equal to one percent (1%) of the Company’s net income excluding: (1) after-tax net investment gains and losses, (2) after-tax adjustments related to net investment gains and losses, (3) after-tax discontinued operations other than discontinued real estate, and (4) preferred stock dividends, determined according to generally accepted accounting principles (“Net Operating Income Available to Common Shareholders”), subject to the maximum award limit under AVIP; provided, however, that the Compensation Committee (the “Committee”) shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to the CEO, respectively, under the methodology applicable to other employees under AVIP; and;

(3)	That each of the Company’s Officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, other than the CEO (“Section 16 Officers”), shall be eligible for an AVIP award for 2008 equal to one-half of one percent (0.5%) of Net Operating Income, subject to the maximum award limit under AVIP; provided, however, that the Committee shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to each of the Section 16 Officers under the methodology applicable to other employees under AVIP;

(4)	That if the Company’s Net Operating Income is zero, neither the CEO nor any of the Section 16 Officers shall be eligible for any AVIP award for 2008; and

(5)	That the Officers of the Company be and hereby are authorized in the name and on behalf of the Company, to (a) take or cause to be taken any and all such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered, and where necessary or appropriate, file or cause to be filed with the appropriate governmental authorities, all such other instruments and documents, including but not limited to all certificates, contracts, bonds, agreements, documents, instruments, receipts or other papers, (b) incur and pay or cause to be paid all fees and expenses and (c) engage such persons, in each case as such Officer shall in that Officer’s judgment determine to be necessary or appropriate to carry out fully the intent and purposes of the foregoing resolutions and each of the transactions contemplated thereby.